Exhibit 99.1
EVERGREEN SOLAR ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON
STOCK
Marlboro, Massachusetts, May 24, 2007 — Evergreen Solar, Inc. (Nasdaq: ESLR), a manufacturer of solar power products with its proprietary, low-cost String Ribbon™ wafer technology, today announced the pricing of its public offering of 15,000,000 shares of its common stock. The public offering price of $8.25 per share will result in gross proceeds of $123.75 million and net proceeds, after underwriting commissions and other offering expenses, of approximately $117.37 million to Evergreen Solar. Evergreen Solar also granted the underwriters a 30-day option to purchase up to an additional 2,250,000 shares of its common stock. All of the shares are being sold by Evergreen Solar.
The offering is expected to close on or about May 30, 2007.
Evergreen Solar expects to use the net proceeds of the offering primarily for manufacturing expansions, to secure the supply of key raw materials, including silicon, as well as for general corporate purposes, including working capital.
Lehman Brothers Inc. is the sole book-running manager of the offering and Piper Jaffray, Cowen and Company and Pacific Growth Equities, LLC are co-managers. Copies of the prospectus may be obtained from Lehman Brothers Inc., c/o Broadridge, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, by email: qiana.smith@broadridge.com, or fax: (631) 254-7268.
A shelf registration statement relating to the foregoing was filed with, and declared effective by, the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy the shares of common stock or any other securities, nor will there be any sale of the shares of common stock or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.
About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets solar power products using proprietary, low-cost manufacturing technologies. The Company’s patented crystalline silicon technology, known as String Ribbon, uses significantly less silicon than conventional approaches. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally.
Evergreen Solar® is a registered trademark and String Ribbon™ is a trademark of Evergreen Solar, Inc.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of federal securities laws. Evergreen Solar cautions you that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. Such forward-looking statements include, but are not limited to: the Company’s expectations regarding the closing of the public offering and the use of proceeds therefrom. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth in our registration statement and other filings with the Securities and Exchange Commission — including the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2007, Annual Report on Form 10-K/A filed with the SEC on April 30, 2007 and Quarterly Report on Form 10-Q filed with the SEC on May 10, 2007 (copies of which may be obtained at the SEC’s website at: http://www.sec.gov). Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.